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As filed with the Securities and Exchange Commission on December 19, 2003

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FedEx Corporation
(Exact name of registrant as specified in its charter)

Delaware	62-1721435
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
942 South Shady Grove Road, Memphis, Tennessee	38120
(Address of Principal Executive Offices)	(Zip Code)

FedEx Corporation Incentive Stock Plan
(Full title of the plan)

Kenneth R. Masterson
Executive Vice President, General Counsel and Secretary
FedEx Corporation
942 South Shady Grove Road
Memphis, Tennessee 38120
(901) 818-7500
(Name, address and telephone number,
including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)

Common Stock, par value $0.10 per share	3,500,000 shares	$69.07	$241,745,000	$19,557.17

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act of 1933 based upon the average ($69.07) of the high ($70.34) and low ($67.80) sales prices of the registrant's common stock as reported on the New York Stock Exchange on December 18, 2003.

(2)
In accordance with Rule 457(p) under the Securities Act of 1933, the registration fee currently due is entirely offset by the $278,000 previously paid by the registrant in connection with Registration Statement No. 333-74701, filed with the Securities and Exchange Commission on March 19, 1999, as amended by Post-Effective Amendment No. 1 filed with the Securities and Exchange Commission on May 5, 1999, and withdrawn on April 16, 2002.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

        The documents containing the information specified in "Item 1. Plan Information" and "Item 2. Registrant Information and Employee Plan Annual Information" of Form S-8 will be sent or given to participants of the FedEx Corporation Incentive Stock Plan, as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the "Securities Act"). In accordance with the Note to Part I of Form S-8, such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the "Commission") either as part of this registration statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

        The following documents previously filed by FedEx Corporation (the "Company") with the Commission are hereby incorporated by reference in this registration statement:

        (a)    The Company's Annual Report on Form 10-K for the fiscal year ended May 31, 2003;

        (b)    The Company's Quarterly Reports on Form 10-Q for the quarters ended August 31, 2003 and November 30, 2003; and

        (c)    The description of the Company's common stock contained in the Company's registration statement on Form 8-A dated April 14, 2000, including any amendment or report filed for the purpose of updating such description.

        All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

        Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.    Description of Securities.

        Not applicable.

Item 5.    Interests of Named Experts and Counsel.

        The legality of the shares of common stock registered hereunder will be passed upon by Kenneth R. Masterson, the Company's Executive Vice President, General Counsel and Secretary. As of December 15, 2003, Mr. Masterson owned 92,481 shares of the Company's common stock and held options to purchase 410,250 shares of the Company's common stock. Of the options held by Mr. Masterson, 270,874 were exercisable as of December 15, 2003.

Item 6.    Indemnification of Directors and Officers.

        Section 102(b)(7) of the Delaware General Corporation Law (the "Delaware Law") permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision may not eliminate or limit the liability of a director for any breach of the director's duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for the unlawful payment of dividends, or for any transaction from which the director derived an improper personal benefit.

        Article Thirteenth of the Company's Amended and Restated Certificate of Incorporation, as amended (the "Charter"), provides that no director shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that Article Thirteenth does not eliminate or limit the liability of a director of the Company (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware Law (relating to the unlawful payment of dividends) or any amendment or successor provision thereto, or (iv) for any transaction from which the director derived an improper personal benefit. Article Thirteenth of the Charter does not eliminate or limit the liability of a director for any act or omission occurring prior to the date when Article Thirteenth became effective (December 3, 1997). Neither the amendment nor repeal of Article Thirteenth of the Charter, nor the adoption of any provision of the Charter inconsistent with Article Thirteenth, will eliminate or reduce the effect of Article Thirteenth with respect to any matter occurring, or any cause of action, suit or claim that, but for Article Thirteenth, would accrue or arise prior to such amendment, repeal or adoption of an inconsistent provision.

        Section 145 of the Delaware Law permits a corporation to indemnify any of its directors, officers, employees or agents who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the corporation (or another enterprise if serving at the request of the corporation), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reason to believe that his or her conduct was unlawful. In any threatened, pending or completed action or suit by or in the right of the corporation, a corporation is permitted to indemnify any director, officer, employee or agent against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made if such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which the action or suit was brought shall determine upon application that, despite such adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which the court shall deem proper.

        Article III, Section 13 (relating to indemnification of directors) and Article V, Section 18 (relating to indemnification of officers and managing directors) of the Company's Amended and Restated By-laws provide that the Company shall indemnify to the full extent authorized or permitted by the Delaware Law any person made, or threatened to be made, a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person or his or her testator or intestate is or was a director, officer or managing director of the Company or serves or served as a director, officer, employee or agent of any other enterprise at the Company's request.

        The Company also has purchased insurance designed to protect the Company and its directors and officers against losses arising from certain claims, including claims under the Securities Act.

Item 7.    Exemption from Registration Claimed.

        Not applicable.

Item 8.    Exhibits.

4.1	Amended and Restated Certificate of Incorporation, as amended, of the Company (filed as Exhibit 3.1 to the Company's Annual Report on Form 10-K for the fiscal year ended May 31, 2000, and incorporated herein by reference).
4.2
Amended and Restated By-laws of the Company (filed as Exhibit 3.2 to Amendment No. 1 to the Company's Registration Statement on Form S-4 (Registration No. 333-39483), filed with the Commission on December 4, 1997, and incorporated herein by reference).
* 4.3	FedEx Corporation Incentive Stock Plan.
* 4.4	Form of FedEx Corporation Incentive Stock Plan Option Agreement.
* 4.5	Form of FedEx Corporation Incentive Stock Plan Restricted Stock Agreement.
* 5.1	Opinion of Kenneth R. Masterson, Executive Vice President, General Counsel and Secretary of the Company, regarding the legality of the securities being registered.
*15.1	Letter of Ernst & Young LLP regarding unaudited interim financial information.
*23.1	Consent of Ernst & Young LLP.
*23.2	Notice regarding consent of Arthur Andersen LLP.
*23.3	Consent of Kenneth R. Masterson (included in the opinion filed as Exhibit 5.1).
*24.1	Power of Attorney (set forth on the signature page to this registration statement).

*
Filed herewith.

Item 9.    Undertakings.

        (a)    The undersigned Company hereby undertakes:

                    (1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that clauses (i) and (ii) do not apply if information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement;

                    (2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                    (3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)    The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis, State of Tennessee, on December 19, 2003.

FedEx Corporation
By:	/s/ FREDERICK W. SMITH Frederick W. Smith Chairman of the Board, President and Chief Executive Officer

        Power of Attorney: Each person whose signature appears below hereby constitutes and appoints Kenneth R. Masterson, Alan B. Graf, Jr. and James S. Hudson, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with any and all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date
/s/ FREDERICK W. SMITH Frederick W. Smith	Chairman of the Board, President and Chief Executive Officer and Director (Principal Executive Officer)	December 19, 2003
/s/ ALAN B. GRAF, JR. Alan B. Graf, Jr.	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	December 19, 2003
/s/ JAMES S. HUDSON James S. Hudson	Corporate Vice President— Strategic Financial Planning and Control (Principal Accounting Officer)	December 19, 2003
/s/ JAMES L. BARKSDALE James L. Barksdale	Director	December 19, 2003
/s/ AUGUST A. BUSCH IV August A. Busch IV	Director	December 19, 2003

/s/ JOHN A. EDWARDSON John A. Edwardson	Director	December 19, 2003
/s/ JUDITH L. ESTRIN Judith L. Estrin	Director	December 19, 2003
/s/ J. KENNETH GLASS J. Kenneth Glass	Director	December 19, 2003
/s/ PHILIP GREER Philip Greer	Director	December 19, 2003
/s/ J.R. HYDE, III J.R. Hyde, III	Director	December 19, 2003
/s/ SHIRLEY ANN JACKSON Shirley Ann Jackson	Director	December 19, 2003
/s/ GEORGE J. MITCHELL George J. Mitchell	Director	December 19, 2003
/s/ JOSHUA I. SMITH Joshua I. Smith	Director	December 19, 2003
/s/ PAUL S. WALSH Paul S. Walsh	Director	December 19, 2003
/s/ PETER S. WILLMOTT Peter S. Willmott	Director	December 19, 2003

EXHIBIT INDEX

Exhibit Number	Description
4.1	Amended and Restated Certificate of Incorporation, as amended, of the Company (filed as Exhibit 3.1 to the Company's Annual Report on Form 10-K for the fiscal year ended May 31, 2000, and incorporated herein by reference).
4.2
Amended and Restated By-laws of the Company (filed as Exhibit 3.2 to Amendment No. 1 to the Company's Registration Statement on Form S-4 (Registration No. 333-39483), filed with the Commission on December 4, 1997, and incorporated herein by reference).
*4.3	FedEx Corporation Incentive Stock Plan.
*4.4	Form of FedEx Corporation Incentive Stock Plan Stock Option Agreement.
*4.5	Form of FedEx Corporation Incentive Stock Plan Restricted Stock Agreement.
*5.1	Opinion of Kenneth R. Masterson, Executive Vice President, General Counsel and Secretary of the Company, regarding the legality of the securities being registered.
*15.1	Letter of Ernst & Young LLP regarding unaudited interim financial information.
*23.1	Consent of Ernst & Young LLP.
*23.2	Notice regarding consent of Arthur Andersen LLP.
*23.3	Consent of Kenneth R. Masterson (included in the opinion filed as Exhibit 5.1).
*24.1	Power of Attorney (set forth on the signature page to this registration statement).

*
Filed herewith.

E-1

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PART I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
  Item 3. Incorporation of Documents by Reference.
  Item 4. Description of Securities.
  Item 5. Interests of Named Experts and Counsel.
  Item 6. Indemnification of Directors and Officers.
  Item 7. Exemption from Registration Claimed.
  Item 8. Exhibits.
  Item 9. Undertakings.
SIGNATURES
EXHIBIT INDEX